Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2012

Rental revenues increase 4%

EPS decreases 11% to $0.47 for the Quarter

Company announces 2% dividend increase

LIVERMORE, Calif.--(BUSINESS WIRE)--February 21, 2013--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2012 of $102.0 million, an increase of 20%, compared to $85.2 million in the fourth quarter of 2011. The Company reported net income of $11.9 million, or $0.47 per diluted share for the fourth quarter of 2012, compared to net income of $13.2 million, or $0.53 per diluted share, in the fourth quarter of 2011.

Total revenues for the year ended December 31, 2012 were $364.1 million, compared to $342.7 million in 2011. Rental revenues increased 6% to $248.4 million in 2012 compared to $234.9 million in 2011. Net income for the year ended December 31, 2012 decreased 10% to $44.8 million, compared to net income of $49.6 million in the prior year. Diluted earnings per share decreased 11% to $1.78 in 2012 from $2.00 in 2011.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.24 per share for the quarter ending March 31, 2013, an increase of 2% over the prior year period. On an annualized basis, the 2013 dividend represents a 3.3% yield, based on the February 20, 2013 closing stock price. The cash dividend will be payable on April 30, 2013 to all shareholders of record on April 16, 2013.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Although Company-wide rental revenues increased by 4% from a year ago, we had an 11% decrease in EPS for the quarter. This is primarily the result of lower rental revenues for Adler relative to its current cost structure. While Adler rental revenues grew over last year’s fourth quarter by approximately 6%, its income from operations declined by approximately 39%. Over the past year we have executed on ramping our tank rental business’s national footprint to support higher rental revenue and earnings levels in the years ahead. These costs are primarily related to filling management, sales, office and inventory center positions, facilities and winch / roll-off tractor infrastructure. This is all by design. Adler’s profitability was also impacted negatively during the quarter by $1.3 million higher bad debt write-offs from a year ago. Finally, we also experienced $0.7 million higher expenses during the quarter from a year ago in moving underutilized equipment from the dry gas Marcellus region to other Adler geographies in need of equipment. We have now completed the great majority of these interregional asset movements and we anticipate this expense category will be materially lower in 2013. Adler’s average rental equipment utilization for the fourth quarter 2012 stood at 69.9% compared to 86.8% a year ago, and 68.9% in the third quarter 2012. Our percentage of overall rental revenue derived from E&P gas and oil fracking declined from a high of approximately 35% in 2011, to 15% in the fourth quarter of 2012, and at the same time rental revenues grew by 6%. We have a great tank rental business, but not without some growing pains. What’s most important is that Adler is making very good headway in establishing its brand name, high quality products and exceptional customer experiences over an increasingly larger geography and customer base, quarter after quarter.

TRS-RenTelco, our electronic test equipment division, rental revenues for the quarter increased by $1.5 million, or 6% to $26.8 million from a year ago. Divisional income from operations increased by 18% from the fourth quarter of 2011. The significantly higher percentage increase in profitability as compared to rental revenues was chiefly related to lower SG&A, laboratory and equipment depreciation expenses all as a percentage of rental revenues from a year ago. Our results for TRS-RenTelco continue to reflect its discipline in strategic focus, strong brand following, operational efficiencies and an exceptionally talented and tenured work force.

Modular division rental revenues for the quarter were relatively flat at $20.1 million compared to $20.3 million a year ago, and $20.0 million from the third quarter 2012. Rental revenues grew by 9% quarter over quarter in our markets outside of California and declined by 9% within the state. Modular rental revenues outside of California now represent approximately 47% of total modular rental revenues. First month’s rental bookings for the modular division increased 26% from a year ago with bookings outside of California increasing 89% and declining by 15% within the state. Although our California modular results continue to be depressed due to macroeconomic headwinds, there are a number of positive indicators going forward. These bright spots include the successful November 2012 personal income and sales taxes ballot initiative and its anticipated impact on reversing public education austerity; a December 2012 statewide unemployment rate of 9.8% down from a Great Recession high of 12.6%; scarce inventory of existing homes for sale in some regions as market prices begin to increase; and a marked pick-up in both non-residential and residential construction.

Modular division quarter over quarter income from operations decreased by approximately 8% to $5.6 million from $6.1 million in 2011; however, modular division gross profit was up slightly to $14.4 million compared to $14.2 million a year ago, and from $13.2 million in the third quarter of 2012. First, the higher percentage reduction in income from operations relative to flat rental revenues for the quarter is primarily due to an increase in bad debt expense, and secondarily to increased SG&A costs in our portable storage business. The increase in gross profit for the fourth quarter over the third quarter 2012 relates chiefly to lower inventory center costs incurred. Finally, average utilization for the fourth quarter 2012 was 66.8%, down slightly from 67.1% a year ago, however, up from 66.2% in the third quarter 2012.

Our portable storage business continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues. The business achieved both its full year rental revenue and profitability goals for 2012. Turning the corner into 2013, our portable storage business has strong momentum and we are excited about its long-term prospects in becoming a meaningfully sized business and a material contributor to McGrath RentCorp’s earnings.

In 2012, we added a net $74 million in original cost of rental assets. These rental products were primarily for the growth of Adler Tank Rentals, and for our test equipment and portable storage businesses. During the year we also paid out $23 million in shareholder dividends. Finally, we invested $14 million in property, plant and equipment expenditures, primarily for the growth of Adler Tank Rentals; yet, our year ending notes payable only rose by approximately $5 million, and we carried a 1.91 to 1 ratio of funded debt (notes payable) to last twelve months actual adjusted EBITDA . Strong cash flows and a low-leveraged balance sheet matter greatly towards the financial strength, opportunity nimbleness, and overall shareholder returns of McGrath RentCorp.”

All comparisons presented below are for the quarter ended December 31, 2012 to the quarter ended December 31, 2011 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2012, the Company’s Mobile Modular division reported an 8% decrease in income from operations to $5.6 million. Rental revenues decreased 1% to $20.1 million and other direct costs increased 16% to $5.4 million, which resulted in a decrease in gross profit on rental revenues of 8% to $11.2 million. Sales revenues increased 12% to $4.1 million, with gross profit on sales revenues increasing 13% to $1.0 million, primarily due to higher new and used equipment sales revenues in the fourth quarter of 2012. Selling and administrative expenses increased 8% to $8.7 million primarily as a result of higher bad debt expense and higher salary and benefit costs, primarily related to the expansion of our Portable Storage growth initiative.

TRS-RENTELCO

For the fourth quarter of 2012, the Company’s TRS-RenTelco division reported an 18% increase in income from operations to $10.1 million. Rental revenues increased 6% to $26.8 million. The increase in rental revenues together with a 3% decrease in other direct costs to $3.3 million, partly offset by a 4% increase in depreciation expense to $9.9 million, resulted in an increase in gross profit on rental revenues of 10% to $13.7 million. Sales revenues increased 42% to $10.1 million with gross profit on sales flat at $2.8 million, due to lower margins on used equipment sales revenues in the fourth quarter of 2012, which included $3.7 million in proceeds from the sale of the TRS-Environmental product line at a loss of $0.4 million. Selling and administrative expenses decreased 3% to $6.8 million, primarily due to decreased salary and benefit costs.

ADLER TANKS

For the fourth quarter of 2012, the Company’s Adler Tanks division reported a 39% decrease in income from operations to $5.9 million. Rental revenues increased 6% to $18.2 million and other direct costs more than doubled to $3.0 million, which resulted in a decrease in gross profit on rental revenues of 11% to $11.9 million. Rental related services revenues increased $1.2 million to $5.0 million, with gross profit on rental related services revenues decreasing $0.6 million to $0.6 million. Selling and administrative expenses increased 35% to $6.8 million, primarily due to higher bad debt expenses and higher personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt decreased $12.2 million during the quarter to $302.0 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.88 to 1 at September 30, 2012 to 0.83 to 1 at December 31, 2012. As of December 31, 2012, the Company had capacity to borrow an additional $228.0 million under its lines of credit.
  Dividend rate increased 2% to $0.235 per share for the fourth quarter 2012 compared to the fourth quarter 2011. On an annualized basis, this dividend represents a 3.2% yield on the February 20, 2013 close price of $29.23.
  Adjusted EBITDA decreased 4% to $40.6 million for the fourth quarter of 2012. At December 31, 2012, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.91 to 1 compared to 1.96 to 1 at September 30, 2012. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company expects 2013 full-year earnings per share to be in a range of $1.85 to $1.95 per diluted share.

For the full-year 2013, the Company expects 4% to 7% growth in rental operations revenues over 2012. Sales revenue is expected to be approximately 10% lower than 2012, but gross profit from sales is expected to be comparable to 2012. Rental equipment depreciation expense is expected to increase to between $67 and $69 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to between $89 and $91 million to support business growth, and continued investment in Adler Tanks and our portable storage initiative. Full year interest expense is expected to be approximately $9 million. The Company expects the 2013 effective tax rate to be 39.2% and the diluted share count to increase to between 25.3 and 25.7 million shares. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 21, 2013. Actual 2013 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company’s New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 24, 2013, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 21, 2013 to discuss the fourth quarter 2012 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4584516.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: higher rental revenues and earnings levels from Adler in the years ahead; lower expenses in 2013 attributable to moving underutilized equipment at Adler; positive indicators in the modular division, such as the successful California personal income and sales tax ballot initiatives, lower unemployment in California, scarce inventory of existing homes, and increases in construction; strong momentum and future growth in our portable storage business, and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-K for the year ended December 31, 2012, which is expected to be filed with the SEC on February 22, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011

REVENUES
Rental	$65,117	$62,798	$248,444	$234,906
Rental Related Services	12,217	10,870	46,920	39,486
Rental Operations	77,334	73,668	295,364	274,392
Sales	24,126	11,176	66,444	66,382
Other	490	362	2,266	1,896
Total Revenues	101,950	85,206	364,074	342,670

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	16,583	15,393	63,819	60,187
Rental Related Services	9,391	8,491	37,207	30,692
Other	11,725	9,380	45,581	39,859
Total Direct Costs of Rental Operations	37,699	33,264	146,607	130,738
Costs of Sales	20,212	7,749	49,173	45,141
Total Costs of Revenues	57,911	41,013	195,780	175,879
Gross Profit	44,039	44,193	168,294	166,791
Selling and Administrative Expenses	22,906	20,843	86,278	78,127
Income from Operations	21,133	23,350	82,016	88,664
Interest Expense	2,282	2,119	9,149	7,606
Income Before Provision for Income Taxes	18,851	21,231	72,867	81,058
Provision for Income Taxes	6,915	8,004	28,090	31,456
Net Income	$11,936	$13,227	$44,777	$49,602

Earnings Per Share:
Basic	$0.48	$0.54	$1.80	$2.04
Diluted	$0.47	$0.53	$1.78	$2.00
Shares Used in Per Share Calculation:
Basic	24,847	24,431	24,759	24,349
Diluted	25,216	24,892	25,157	24,760

Cash Dividends Declared Per Share	$0.235	$0.230	$0.940	$0.920

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31,	December 31,
(in thousands)	2012	2011

ASSETS
Cash	$1,612	$1,229
Accounts Receivable, net of allowance for doubtful accounts of $3,000 in 2012 and $1,500 in 2011	92,256	92,671

Rental Equipment, at cost:
Relocatable Modular Buildings	551,101	539,147
Electronic Test Equipment	266,934	258,586
Liquid and Solid Containment Tanks and Boxes	254,810	201,456
	1,072,845	999,189
Less Accumulated Depreciation	(353,992)	(326,043)
Rental Equipment, net	718,853	673,146

Property, Plant and Equipment, net	101,031	94,702
Prepaid Expenses and Other Assets	19,507	17,170
Intangible Assets, net	11,487	12,311
Goodwill	27,700	27,700
Total Assets	$972,446	$918,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$302,000	$296,500
Accounts Payable and Accrued Liabilities	52,220	58,854
Deferred Income	26,924	25,067
Deferred Income Taxes, net	226,564	205,366
Total Liabilities	607,708	585,787

Shareholders’ Equity:
Common Stock, no par value -
Authorized - 40,000 shares
Issued and Outstanding - 24,931 shares as of December 31, 2012 and 24,576 shares as of December 31, 2011	85,342	74,878
Retained Earnings	279,396	258,264
Total Shareholders’ Equity	364,738	333,142
Total Liabilities and Shareholders’ Equity	$972,446	$918,929

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended December 31,
(in thousands)	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$44,777	$49,602
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	72,476	67,395
Provision for Doubtful Accounts	4,263	1,755
Non-Cash Stock-Based Compensation	3,840	5,221
Gain on Sale of Used Rental Equipment	(12,389)	(12,444)
Change In:
Accounts Receivable	(3,848)	(17,938)
Income Taxes Receivable	—	6,131
Prepaid Expenses and Other Assets	(2,337)	(3,226)
Accounts Payable and Accrued Liabilities	(3,456)	5,715
Deferred Income	1,857	1,277
Deferred Income Taxes	21,198	25,823
Net Cash Provided by Operating Activities	126,381	129,311

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(131,805)	(154,963)
Purchase of Property, Plant and Equipment	(14,161)	(17,204)
Proceeds from Sale of Used Rental Equipment	30,970	28,453
Net Cash Used in Investing Activities	(114,996)	(143,714)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	5,500	(57,140)
Borrowings Under Private Placement	—	100,000
Principal Payments on Senior Notes	—	(12,000)
Proceeds from the Exercise of Stock Options	5,591	5,054
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,033	980
Payment of Dividends	(23,126)	(22,252)
Net Cash Provided by (Used in) Financing Activities	(11,002)	14,642

Net Increase in Cash	383	239
Cash Balance, beginning of period	1,229	990
Cash Balance, end of period	$1,612	$1,229

Interest Paid, during the period	$9,107	$6,877
Net Income Taxes Paid (Refunds Received), during the period	$5,842	$(1,480)
Dividends Accrued During the period, not yet paid	$6,194	$5,952
Rental Equipment Acquisitions, not yet paid	$4,491	$8,186

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2012
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,104	$26,849	$18,164	$—	$65,117
Rental Related Services	6,348	842	5,027	—	12,217
Rental Operations	26,452	27,691	23,191	—	77,334
Sales	4,077	10,100	32	9,917	24,126
Other	103	354	33	—	490
Total Revenues	30,632	38,145	23,256	9,917	101,950

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,505	9,894	3,184	—	16,583
Rental Related Services	4,246	758	4,387	—	9,391
Other	5,409	3,274	3,042	—	11,725
Total Direct Costs of Rental Operations	13,160	13,926	10,613	—	37,699
Costs of Sales	3,109	7,338	38	9,727	20,212
Total Costs of Revenue	16,269	21,264	10,651	9,727	57,911

Gross Profit (Loss)
Rental	11,190	13,681	11,938	—	36,809
Rental Related Services	2,102	84	640	—	2,826
Rental Operations	13,292	13,765	12,578	—	39,635
Sales	968	2,762	(6)	190	3,914
Other	103	354	33	—	490
Total Gross Profit	14,363	16,881	12,605	190	44,039
Selling and Administrative Expenses	8,715	6,753	6,754	684	22,906
Income (Loss) from Operations	$5,648	$10,128	$5,851	$(494)	21,133
Interest Expense					2,282
Provision for Income taxes					6,915
Net Income					$11,936

Other Information
Average Rental Equipment [1]	$532,282	$270,505	$244,160
Average Monthly Total Yield [2]	1.26%	3.31%	2.48%
Average Utilization [3]	66.8%	65.4%	69.9%
Average Monthly Rental Rate [4]	1.88%	5.06%	3.54%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2011
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,280	$25,324	$17,194	$—	$62,798
Rental Related Services	6,177	860	3,833	—	10,870
Rental Operations	26,457	26,184	21,027	—	73,668
Sales	3,631	7,131	41	373	11,176
Other	111	208	43	—	362
Total Revenues	30,199	33,523	21,111	373	85,206

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,474	9,478	2,441	—	15,393
Rental Related Services	5,047	834	2,610	—	8,491
Other	4,677	3,370	1,333	—	9,380
Total Direct Costs of Rental Operations	13,198	13,682	6,384	—	33,264
Costs of Sales	2,778	4,333	161	477	7,749
Total Costs of Revenues	15,976	18,015	6,545	477	41,013

Gross Profit (Loss)
Rental	12,129	12,476	13,420	—	38,025
Rental Related Services	1,130	26	1,223	—	2,379
Rental Operations	13,259	12,502	14,643	—	40,404
Sales	853	2,798	(120)	(104)	3,427
Other	111	208	43	—	362
Total Gross Profit (Loss)	14,223	15,508	14,566	(104)	44,193
Selling and Administrative Expenses	8,104	6,955	4,994	790	20,843
Income from Operations	$6,119	$8,553	$9,572	$(894)	23,350
Interest Expense					2,119
Provision for Income taxes					8,004
Net Income					$13,227

Other Information
Average Rental Equipment [1]	$512,757	$264,840	$184,365
Average Monthly Total Yield [2]	1.32%	3.19%	3.11%
Average Utilization [3]	67.1%	67.7%	86.8%
Average Monthly Rental Rate [4]	1.96%	4.71%	3.58%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2012
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$79,518	$101,645	$67,281	$—	$248,444
Rental Related Services	25,775	3,673	17,472	—	46,920
Rental Operations	105,293	105,318	84,753	—	295,364
Sales	14,026	26,192	2,403	23,823	66,444
Other	448	1,663	155	—	2,266
Total Revenues	119,767	133,173	87,311	23,823	364,074

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,942	38,174	11,703	—	63,819
Rental Related Services	19,492	3,456	14,259	—	37,207
Other	23,735	13,811	8,035	—	45,581
Total Direct Costs of Rental Operations	57,169	55,441	33,997	—	146,607
Costs of Sales	10,576	15,649	2,157	20,791	49,173
Total Costs of Revenue	67,745	71,090	36,154	20,791	195,780

Gross Profit
Rental	41,841	49,660	47,543	—	139,044
Rental Related Services	6,283	217	3,213	—	9,713
Rental Operations	48,124	49,877	50,756	—	148,757
Sales	3,450	10,543	246	3,032	17,271
Other	448	1,663	155	—	2,266
Total Gross Profit	52,022	62,083	51,157	3,032	168,294
Selling and Administrative Expenses	34,032	26,068	22,101	4,077	86,278
Income (Loss) from Operations	$17,990	$36,015	$29,056	$(1,045)	82,016
Interest Expense					9,149
Provision for Income taxes					28,090
Net Income					$44,777

Other Information
Average Rental Equipment [1]	$524,084	$266,912	$223,673
Average Monthly Total Yield [2]	1.26%	3.18%	2.51%
Average Utilization [3]	66.4%	65.8%	71.5%
Average Monthly Rental Rate [4]	1.90%	4.83%	3.50%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2011
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$79,969	$95,694	$59,243	$—	$234,906
Rental Related Services	24,063	3,133	12,290	—	39,486
Rental Operations	104,032	98,827	71,533	—	274,392
Sales	20,152	25,164	278	20,788	66,382
Other	425	1,324	147	—	1,896
Total Revenues	124,609	125,315	71,958	20,788	342,670

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,780	38,039	8,368	—	60,187
Rental Related Services	18,835	2,848	9,009	—	30,692
Other	21,940	13,272	4,647	—	39,859
Total Direct Costs of Rental Operations	54,555	54,159	22,024	—	130,738
Costs of Sales	14,861	14,087	315	15,878	45,141
Total Costs of Revenue	69,416	68,246	22,339	15,878	175,879

Gross Profit
Rental	44,249	44,383	46,228	—	134,860
Rental Related Services	5,228	285	3,281	—	8,794
Rental Operations	49,477	44,668	49,509	—	143,654
Sales	5,291	11,077	(37)	4,910	21,241
Other	425	1,324	147	—	1,896
Total Gross Profit	55,193	57,069	49,619	4,910	166,791
Selling and Administrative Expenses	32,131	25,921	16,698	3,377	78,127
Income from Operations	$23,062	$31,148	$32,921	$1,533	88,664
Interest Expense					7,606
Provision for Income taxes					31,456
Net Income					$49,602

Other Information
Average Rental Equipment [1]	$504,276	$258,995	$157,917
Average Monthly Total Yield [2]	1.32%	3.08%	3.13%
Average Utilization [3]	67.1%	66.0%	86.2%
Average Monthly Rental Rate [4]	1.97%	4.66%	3.63%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes as well as the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Income	$11,936	$13,227	$44,777	$49,602
Provision for Income Taxes	6,915	8,004	28,090	31,456
Interest	2,282	2,119	9,149	7,606
Income from Operations	21,133	23,350	82,016	88,664
Depreciation and Amortization	18,811	17,649	72,476	67,395
Non-Cash Stock-Based Compensation	686	1,512	3,840	5,221
Adjusted EBITDA [1]	$40,638	$42,511	$158,332	$161,280

Adjusted EBITDA Margin [2]	40%	50%	43%	47%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA [1]	$40,630	$42,511	$158,332	$161,280
Interest Paid	(3,253)	(3,171)	(9,107)	(6,877)
Net Income Taxes (Paid) Refund Received	(1,209)	(1,216)	(5,842)	1,480
Gain on Sale of Rental Equipment	(3,008)	(2,731)	(12,389)	(12,444)
Change in certain assets and liabilities:
Accounts Receivable, net	7,962	(3,030)	(415)	(16,183)
Prepaid Expenses and Other Assets	8,392	(3,117)	(2,337)	(3,226)
Accounts Payable and Other Liabilities	(5,422)	(4,067)	(3,717)	4,004
Deferred Income	(8,718)	(364)	1,857	1,277
Net Cash Provided by Operating Activities	$35,374	$24,815	$126,382	$129,311

1	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer